Exhibit 10.61

RESTRICTED STOCK UNIT GRANT AGREEMENT

[Date]

<Employee Name>

<Address>

<City, State, Zip>

Re:       KEMET Corporation Grant of Restricted Stock Units

Dear <Employee Last Name>

KEMET Corporation (the “Company”) is pleased to advise you that, pursuant to the Company’s 2011 Omnibus Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has granted to you Restricted Stock Units, as set forth below (the “Restricted Stock Units”), subject to the terms and conditions set forth herein:

Original Grant Date:
Total Number of Restricted Stock Units (RSUs):

	Date	Number
Vesting Date and Number of Restricted Stock Units Vesting

Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan, and the terms of the Plan are hereby incorporated by reference and made a part of this Agreement.

1.             Grant.  Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 5) the Restricted Stock Units.  The Restricted Stock Units shall vest and become nonforfeitable in accordance with Section 2 below.  The grant of Restricted Stock Units made under this Agreement is referred to as the “Units Award.”

2.             Vesting and Forfeiture.  The Restricted Stock Units shall vest and become non-forfeitable on the dates indicated by the Vesting Dates of Restricted Stock Units set forth in the introductory paragraph of this letter agreement.  You must be employed by the Company as of the date of vesting and must have been continuously employed by the Company from the date of this grant through the vesting date for the Restricted Stock Units to vest.  Notwithstanding the foregoing, if you cease to be an employee of the Company due to Cause, then all of your rights to shares of Restricted Stock subject to the Units Award that are not yet vested shall automatically terminate and be forfeited by you.

3.             Settlement.  No shares of Restricted Stock will be issued before the Restricted Stock Units vest in accordance with Section 2 above.  Within thirty (30) days after the date on which the Restricted Stock Units vest, the Company will issue to you or your legal guardian or representative (if applicable) one share of Restricted Stock for each vested Restricted Stock Unit.  The issuance of shares of Restricted Stock may be in certificated form or in book entry form, in the Company’s sole discretion, in either case without restrictive legend or notation (except to the extent necessary or appropriate under applicable securities laws).  The Restricted Stock Units shall not be settled in cash.

4.             Payment and Withholding of Taxes.  You shall have full responsibility, and the Company shall have no responsibility (except as may be imposed by applicable law), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the Restricted Stock Units, including upon the receipt, vesting or settlement of the Restricted Stock Units.  You should seek your own tax counsel regarding the taxation of the Restricted Stock Units.  Notwithstaning the foregoing, the Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of shares of Restricted Stock after settlement of the Restricted Stock Units awarded under this Agreement.

5.             Transfer of Units Award.  Neither this Units Award nor your rights under such award are assignable or transferable except by will or the laws of descent and distribution, or with the Committee’s consent in accordance with Section 12.3 of the Plan.

6.             Restrictions on Sale.  Notwithstanding anything else contained in this Agreement or the Plan, you agree not to sell, transfer, assign or otherwise dispose of any Restricted Stock issued from Unit Awards hereunder, and agree to place the same restrictions on any permitted transferee hereunder, as long as you remain as an employee of the Company; unless the prior sale is approed in advance by the Committee (such as, for example, if the Committee determines that you have met your stock ownership guidelines and consents to your sale of shares of Restricted Stock in excess of the number of shares you must own to comply with your stock ownership guidelines); provided, however, that you may make such sales, otherwise in accordance with applicable law, in order to pay any income tax obligation you incur as a result of the settlement of the Restricted Stock Units hereunder.  Following the termination of your services as an employee, you may, 90 days following the date of your termination, dispose of your Restricted Stock issued from Unit Awards hereunder if they have vested in accordance with applicable law; provided, that there shall be no such limitation in the event of a Change in Control.

7.             Rights as a Stockholder.  You shall have no voting or other rights as a stockholder of the Company until certificates are issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book entry custodian.

8.             Change in Capitalization.  In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 12.2 of the Plan that occurs prior to settlement, appropriate adjustment shall be made to the Restricted Stock Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which you would be entitled if you had owned, at the time of such change in capital structure, the shares of Restricted Stock issuable upon settlement of the Restricted Stock Units.

9.             Limitation on Obligations.  Except as provided in Section 8 above, the Company’s obligation with respect to the Restricted Stock Units is limited solely to the delivery to you of shares of Restricted Stock upon settlement, and in no way shall the Company become obligated to pay cash or other assets in respect of such obligation.  In addition, the Company shall not be liable to you for damages relating to any delay in issuing the shares or share certificates or any loss of the certificates.

10.          Securities Laws.  Upon the vesting or settlement of any Restricted Stock Units, the Company may require you to make or enter into such written representations, warranties and agreements as the Compensation Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of the Restricted Stock Units shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.          Conformity with Plan.  The grant of Restricted Stock Units is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

12.          Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its stockholders to terminate your duties as an employee at any time (with or without Cause), nor confer upon you any right to continue as an employee of the Company for any period of time, or to continue your present (or any other) rate of compensation.  Any such termination prior to the vesting of the Restricted Stock Units shall result in the forfeiture of such Restricted Stock Units.

13.          Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

14.          Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

15.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

17.          Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.          Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

19.          Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient.  Such notices, demands and other communications shall be sent to you at the address appearing on the signature page to this Agreement and to the Company at KEMET Corporation, 101 NE 3rd Avenue #1700, Fort Lauderdale, FL 33301, Attn: Richard Vosburgh, Vice President, Human Resources, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

20.          Entire Agreement.  This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Restricted Stock Units.

*       *       *       *       *

Signature Page to Restricted Stock Grant Agreement

Please execute the extra copy of this Agreement in the space below and return it to the Vice President and Chief Human Resources Officer at KEMET Corporation to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

KEMET Corporation

By:
Name:	Richard M. Vosburgh
Title:	Vice President & Chief Human Resources Officer

Enclosures:	1.	Extra copy of this Agreement
		Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of

<Employee Name>